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                                                                   EXHIBIT NO. 11.01

                             PARK ELECTROCHEMICAL CORP.
                                  AND SUBSIDIARIES

                   COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                  (Unaudited--in thousands, except per share data)

                                        13 Weeks Ended           26 Weeks Ended
                                   ------------------------     -----------------------
                                  August 31,  September 1,  August 31, September 1,
                                      1997         1996        1997         1996
                                   ----------  ------------  ---------- ------------
ADJUSTMENT OF NET EARNINGS:

Net earnings                        $ 4,852      $ 4,681      $11,017     $ 7,806

Adjustments resulting from
 assumed conversion of 5.5%
 Convertible Subordinated
 Notes ("Notes"):
  Reduction of interest expense
   and amortization of deferred
   debt financing costs               1,343       1,370         2,686       2,725
  Related tax effect on above          (470)       (480)         (940)       (954)
                                    --------     --------     --------    --------
Net earnings, as adjusted           $ 5,725      $ 5,571      $12,763     $ 9,577
                                    ========     ========     ========    ========


ADJUSTMENT OF WEIGHTED AVERAGE
 NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING:

Weighted average number of common
 and common equivalent shares
 outstanding                         11,545       11,590       11,499      11,686

Add weighted average shares
 assumed to be issued upon:
  Conversion of Notes                 2,370        2,370        2,370       2,370
  Exercise of stock options at
   period-end market price if
   higher than average market
   price for period                      22          -             49         -
                                    --------     --------     --------    --------
Weighted average number of common
 and common equivalent shares
 outstanding, as adjusted            13,937       13,960       13,918      14,056
                                    ========     ========     ========    ========

Fully diluted earnings per share--
 as computed                        $   .41      $   .40      $   .92     $   .68*
                                    ========     ========     ========    ========
Fully diluted earnings per share--
 as reported                        $   .41      $   .40      $   .92     $   .67
                                    ========     ========     ========    ========


*The results of the above computation for the 26 weeks ended September 1, 1996 is antidilutive; accordingly, the reported fully diluted earnings per share is equal to the reported primary earnings per share of $.67 per share.
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